As filed with the Securities and Exchange Commission on October 2, 2023

Registration No. 333-228694

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-4 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURGALIGN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2540607
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

520 Lake Cook Road, Suite 315 Deerfield, Illinois (877) 343-6832 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paolo G. Amoruso

Chief Legal Officer

Surgalign Holdings, Inc.

520 Lake Cook Road, Suite 315

Deerfield, Illinois

(877) 343-6832

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Andrew J. Ericksen
White & Case LLP
609 Main Street
Houston, Texas 77002
(713) 496-9688

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendments No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Surgalign Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

●	Registration Statement on Form S-4 (File No. 333-228694), filed with the SEC on December 6, 2018, as amended by pre-effective Amendment No. 1 filed with the SEC on January 18, 2019, pertaining to the registration of (a) 88,047,101 shares of common stock, par value $0.001 per share, of the Company and (b) 50,000 shares of Series A preferred stock, par value $0.001 per share, of the Company.

On June 19, 2023, the Company and certain of its direct and indirect subsidiaries commenced voluntary proceedings under chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered under the caption In re Surgalign Holdings, Inc., et al., Case Nos. 23-90730 through 23-90737.

In connection with the Chapter 11 Cases, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. On October 2, 2023 (the “Effective Date”), the Company’s modified combined disclosure statement and joint chapter 11 plan (the “Plan”) became effective. Pursuant to the Plan, all equity interests in the Company were cancelled on the Effective Date and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective, amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby remove from registration all of such securities registered under the Registration Statement which remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities registered under the Registration Statement which remain unsold as of the date hereof, and the Company hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on October 2, 2023.

SURGALIGN HOLDINGS, INC.

By:	/s/ Paolo G. Amoruso
Name:	Paolo G. Amoruso
Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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